Cavco Industries, Inc.
3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012

January 28, 2019

Mickey R Dragash
[Address]
[City, State Zip]

Dear Mick,

It has been great getting to know you during the interview process for the last several weeks. We would like to offer you the opportunity to join the Cavco team. Your knowledge and enthusiasm appear to be a great match with the company. The following are the terms of our offer of employment:

1.
You would be employed in the capacity of Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. Your salary will be paid every other week at an annual rate of $325,000. We will independently verify your admission to practice law in Ohio and Indiana with reciprocity in Arizona, are in good standing, and have an acceptable disciplinary record.

2.
Starting in fiscal year 2020, you will participate in an annual fiscal year cash target bonus program. The target bonus will be 100% of your base salary. The exact composition of your bonus has not yet been determined by the board of directors but will be a combination of KPI targets and individual goals set by the CEO with 60% to 120% payout ranges on the KPI targets. In addition, the company will pay you a one-time transition allowance of $20,000 as bonus payment for the two months of fiscal year 2019. The bonus payments will have various terms and conditions that will be similar to other employees on the bonus plan.

3.
Starting in fiscal year 2020, you will participate in a fiscal year equity compensation program calculated using a Black-Scholes valuation model (rounded to the nearest 100 shares) and equal to 75% of your base salary. The annual awards must be approved by the board of directors, are expected to be comprised of ½ performance restricted shares which will cliff vest after 3 years, and ½ stock options that will vest ratably over 3 years. The performance restricted shares are expected to have a 60% to 120% payout range based on target achievement level of company key performance indicators established by the company. In addition, on the first day of employment, you will receive a one-time stock option grant of approximately $41,000 for fiscal year 2019, calculated on a pro-rated basis for the period from start date to the end of fiscal year 2019.

4.
You will be a party to a change in control agreement with similar terms and conditions as other senior executives, subject to formal board approval. Other benefits, as explained to you, will be available in accordance with our benefit plans.

5.	The commencement date of your employment will be determined once you have accepted our offer of employment.

6.	You will report directly to Cavco’s President and Acting Chief Executive Officer.

7.	This offer is contingent upon favorable completion of background checks, verifications & drug test.

8.
By accepting this offer, you confirm that you are able to accept this position and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform us about any such restrictions and provide with us as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. This offer is also contingent upon the absence of any employment agreement with another company that would interfere with the responsibilities of the position. Further, you certify your understanding that your employment will be on an at-will basis, and that neither you nor any company representative have entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with the Company at any time, with or without cause or advance notice. Likewise, Cavco will have the right to reassign you, to change your compensation, or to terminate your employment at any time, with or without cause or advance notice.

Mick, I am excited about you joining with Cavco as an important part of the organization. There will be many opportunities to utilize your talents in an atmosphere that encourages people to fully realize their potential.

Sincerely,

/s/ Dan Urness
Dan Urness
President and Acting Chief Executive Officer

ACCEPTED AND AGREED	/s/ Mickey R Dragash	1/29/2019
	Mick Dragash	Date